Exhibit 10.1

PREMIERE GLOBAL SERVICES, INC.
THIRD AMENDMENT TO
FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Third Amendment to the Fourth Amended and Restated Employment Agreement (the “Third Amendment”) is made and entered into by and between PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Company”), and BOLAND T. JONES (the “Executive”), dated as of December 23, 2008.

BACKGROUND STATEMENT

     WHEREAS, the Company and the Executive entered into that certain Fourth Amended and Restated Executive Employment Agreement dated as of April 18, 2005, which was amended on September 15, 2006, and December 21, 2007 (the “Original Agreement”). The Company and the Executive desire to amend and restate the Original Agreement as set forth herein; and

     WHEREAS, the Compensation Committee of the Board of Directors of the Company and the Executive have determined that it is in their best interests to amend the Original Agreement as set forth herein to include special provisions intended to ensure documentary compliance with Internal Revenue Code Section 409A relating to deferred compensation.

     NOW, THERERFORE, in consideration of and reliance upon the foregoing and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby amend the Original Agreement as follows:

     1. Section 2.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “Section 2.3. Employee Benefits. During the term of his employment under this Agreement, the Executive will be entitled to participate in all employee benefit programs, which are provided by the Company generally to senior executives of the Company, including (a) any pension, profit-sharing or deferred compensation plans, (b) any medical, health, dental, disability and other insurance programs and (c) any fringe benefits, such as club dues, professional dues, the cost of an annual medical examination, and the cost of professional fees associated with tax planning and the preparation of tax returns, on a basis at least equal to the other senior executives of the Company. In addition to such benefits, the Company will maintain a $3,000,000 life insurance policy on the life of and in the name of the Executive, and such other insurance as the Board or the Compensation Committee of the Board may determine. The Executive or his designee will be the owner of such insurance policy and will have all rights pursuant thereto, including, without limitation, the right to transfer ownership and designate beneficiaries.

     (i) Upon termination of the Executive’s employment without Cause or for Good Reason, or in the event that the Executive’s employment terminates by reason of the Company’s failure to renew the term of this Agreement, the Executive will be entitled to continue to participate (i) for the longer of (a) eighteen (18) months after the date of termination or (b) the remaining term of this Agreement as provided in Section 4 hereof as if such termination had not occurred (the “Welfare Benefit Continuation Period”), in any disability, life or similar programs provided by the Company and in which he participated immediately before the date of termination. Notwithstanding the foregoing:

(A) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (B) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (C) Executive’s rights pursuant to this Section 2.3(i) shall not be subject to liquidation or exchange for another benefit.

     (ii) For a period of sixty (60) months after the date of termination without Cause or for Good Reason, or for a period of twenty-four (24) months after the termination of Executive’s employment due to the Company’s failure to renew the term of this Agreement (the “Medical Benefits Continuation Period”), the Executive will be entitled to continue to participate in any medical, dental or health plans and programs provided by the Company and in which he participated immediately before the date of termination, on the same basis as during his employment (including payment by the Company of the costs and expenses associated with such programs on the same terms as during the time the Executive was employed with the Company). Notwithstanding the foregoing: (A) the Medical Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (B) during the Medical Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (C) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (D) Executive’s rights pursuant to this Section 2.3(ii) shall not be subject to liquidation or exchange for another benefit.

     In meeting its obligations under this provision, the Company will take all actions that may be necessary or appropriate to comply with criteria set forth by the Company’s insurance carriers and other program providers (including the continued employment of the Executive in some nominal capacity if necessary) to continue the Executive’s participation or, in the Company’s discretion, the Company may provide equivalent coverage under alternative arrangements. With respect to continued coverage under any such medical or health plan, if the Executive becomes eligible for health benefits through any arrangement sponsored by or paid for by a subsequent employer of the Executive, then continued coverage under any arrangement provided by the Company will be made secondary to, and coordinated with, such other coverage in which the Executive is eligible.”

     2. Section 2.5 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “Section 2.5. Severance Pay. During the term of Executive’s employment under this Agreement, if the Executive’s employment with the Company under this Agreement is terminated by the Executive for Good Reason, or by the Company for any reason other than Cause, death or Disability, then in addition to any other rights and remedies the Executive may have, the Executive will be entitled to receive severance pay (the “Severance Amount”) equal to 2.99 times the greater of (a) the sum of (i) the Executive’s annual Base Salary in effect at the date of termination plus (ii) 200% of his target Cash Bonus under Section 2.2 hereof for the year in which the date of termination occurs or (b) the sum of (i) the highest annual Base Salary, and (ii) 200% of the highest Cash Bonus, paid to the Executive for any of the three (3) calendar years prior to the date of termination. Upon any non-renewal of the term of this Agreement by the Company pursuant to Section 4 hereof, in contemplation of, or within the twenty-four (24) month period following, a Change in Control, the Executive’s employment with the Company shall be terminated as of the expiration of the then-current term of this Agreement, and such termination shall be deemed to constitute a termination by the Company without Cause. As a condition to the payment of the Severance Amount, the Executive will sign a release and waiver of claims in substantially the form set forth in Exhibit A hereto (the “Release”). The Release must be signed and returned to the Company within the period of time designated by the Company (not less than seven (7) and not more than sixty (60) days following the Executive’s receipt of such Release), and any revocation period required by law or applicable regulation with respect to the release and waiver of claims contained in the Release must expire without the Executive’s revoking or causing it to be revoked. The Severance Amount will be payable in cash in a lump sum within seventy-five (75) days following the date of termination (the actual date during such period to be determined by the Company in its sole discretion). Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 7 herein) on the date of termination, the Severance Amount will be payable in cash in a lump sum upon the earlier of (a) a date no later than thirty (30) days after Executive’s death, or (b) the first day of the seventh (7th) month following the Executive’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”) and applicable regulations, without giving effect to any elective provisions that may be available under such definition. If the Executive is entitled to the Severance Amount under this Section 2.5, then he shall not be entitled to the Severance Amount under Section 2.10 herein.”

     3. Section 2.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “Section 2.6. Disability of Executive. If during the term of the Executive’s employment under this Agreement, the Executive becomes Disabled (as defined herein), then for the first year of his Disability the Executive will receive his full Base Salary and for the next six months of his Disability he will receive one-half of his Base Salary (the “Disability Payments”), payable pursuant to the Company’s normal payroll practices. (The Company may satisfy this obligation in whole or in part by payments to the Executive provided through disability insurance.) The Company will not, however, be obligated to pay bonus compensation or an automobile allowance with respect to the period of Disability. Bonus compensation in this circumstance will be a pro rata portion of the bonus the Executive would have earned absent the period of Disability based upon the number of days during the fiscal year the Executive was not Disabled, and any such bonus shall be payable in accordance with Section 2.2(iv) herein. When the Executive is again able to perform his duties he will be entitled to resume his full position and salary. Notwithstanding the foregoing, if the Executive’s Disability endures for 180 nonconsecutive days over a 12-month period, then the Company may terminate the Executive’s employment under this Agreement after delivery of ten (10) days’ written notice. In the event that such termination occurs prior to the end of the 18th month following the Board’s determination of Executive’s Disability, the Company shall continue to pay the Disability Payments through the end of such 18-month period, as provided in this Section 2.6. The Executive hereby agrees to submit himself for appropriate medical examination by a physician selected by the Company for the purposes of this Section 2.6.

     For purposes of this Section 2.6, Executive will be considered Disabled if he meets one of the following requirements:

     (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

     (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.”

     4. The following shall be added to the last sentence of Section 2.7 of the Original Agreement:

“within forty-five (45) days after the Executive’s death.”

     5. The last sentence of Section 2.9 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Any unused vacation at the date of termination of this Agreement (for any reason) will be paid to the Executive within forty-five (45) days following the date of termination.”

     6. Section 2.10(i) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.10. Change in Control.

     (i) If, during the twenty-four (24) month period following a Change in Control of the Company, the Executive’s employment with the Company under this Agreement is terminated (1) by the Executive for Good Reason, or (2) by the Company for any reason other than Cause, death or Disability, then in addition to any other rights or remedies the Executive may have, the Executive will be entitled to receive the Severance Amount. As a condition to the payment of the Severance Amount, the Executive will sign the Release. The Release must be signed and returned to the Company within the period of time designated by the Company (not less than seven (7) and not more than sixty (60) days following the Executive’s receipt of such Release), and any revocation period required by law or applicable regulation with respect to the release and waiver of claims contained in the Release must expire without the Executive’s revoking or causing it to be revoked. The Severance Amount will be payable in cash in a lump sum within seventy-five (75) days following the date of termination (the actual date during such period to be determined by the Company in its sole discretion). Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 7 herein) on the date of termination, the Severance Amount will be payable in cash in a lump sum upon the earlier of (a) a date no later than thirty (30) days after Executive’s death, or (b) the first day of the seventh (7th) month following the Executive’s “separation from service” as defined in Section 409A of the Code and applicable regulations, without giving effect to any elective provisions that may be available under such definition. If the Executive is entitled to the Severance Amount under this Section 2.10, then he shall not be entitled to the Severance Amount under Section 2.5 herein.”

     7. Section 3.2 of the Original Agreement is hereby amended by adding the words, “, and in no event later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities” to follow the words, “within five (5) days of the receipt of the Accounting Firm’s determination”.

     8. The last paragraph in Section 5.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “No act or failure to act by the Executive will be considered “willful” unless done or not done in bad faith and without reasonable belief that the Executive’s action or omission was legal, proper and in the best interests of the Company. Termination for Cause will not be effective unless the Company delivers to the Executive thirty (30) days’ advance written notice setting forth in reasonable detail the allegations of Cause, and the Executive does not correct the acts or omissions documented in such notice within such 30-day period. Notwithstanding anything else contained in this Agreement, if, for any reason whatsoever, the Company terminates the Executive’s employment, then the Company will reimburse the Executive for all reasonable costs and expenses incurred by him (including attorneys’ fees, court costs and the costs of paralegal and other legal or investigative support personnel) connected with investigating, preparing, defending, or appealing any litigation, arbitration, mediation, or similar proceeding arising out of this Agreement, but only if the Executive is successful on at least one material issue raised in the enforcement proceedings. If the Executive is awarded the right to recover costs and expenses under this Section 5.1, the reimbursement of an eligible expense shall be made within ten business days after delivery of the Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established. If the Company terminates the Executive’s employment under this Agreement for Cause, then he will be entitled to a pro rata portion of his Base Salary with respect to the fiscal year in which the termination occurs (based on the number of days the Executive is employed by the Company during such fiscal year), as well as any earned and accrued but unpaid bonus compensation, payable within forty-five (45) days following the date of termination.”

     9. The last paragraph of Section 5.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “For purposes of this Section 5.2, any good faith determination of “Good Reason” made by the Executive shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Company specifying the event relied upon for such determination within 90 days after the occurrence of such event and the Company has not remedied such situation within 30 days of receipt of such notice. The Company shall notify the Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any notice of termination delivered by the Executive based on such claimed Good Reason that has been cured shall be deemed withdrawn and shall not be effective to terminate the Agreement. If the Executive terminates his employment under this Agreement without Good Reason, then he will be entitled to pro rata portions of his Base

Salary, Cash Bonus and Stock Bonus compensation earned by the Executive with respect to the fiscal year in which the termination occurs (based on the number of days the Executive is employed by the Company during such fiscal year and, with respect to the Cash Bonus and Stock Bonus compensation, actual performance under applicable financial metrics, and payable on or about the same date that bonuses for such fiscal year are paid to other executive officers of the Company and in accordance with Section 2.2(iv) herein) as well as any accrued but unpaid bonus compensation, payable within forty-five (45) days following the date of termination. The Executive shall give the Company at least thirty (30) days’ written notice prior to any such resignation without Good Reason.”

     10. Section 7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “Section 7. Section 409A Compliance.

     (a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

     (b) Notwithstanding anything in this Agreement to the contrary, the severance payments under Sections 2.5 and 2.10(i), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (c) below.

     (c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A -3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

     (i) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service; and

     (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of (a) a date no later than thirty (30) days after Executive’s death, or (b) the first day of the seventh (7th) month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

     (d) All reimbursements and in-kind benefits provided under this Agreement, including those provided under Sections 2.3, 2.4 and 3.3, that are includible in Executive’s federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

     12. Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

(Signatures on the Following Page)

     IN WITNESS WHEREOF, the parties have executed this Third Amendment on the date hereof.

PREMIERE GLOBAL SERVICES, INC.		EXECUTIVE

By:	/s/ Scott Askins Leonard	/s/ Boland T. Jones
Scott Askins Leonard		Boland T. Jones
Senior Vice President – Legal, General Counsel and Secretary